The Dairy Farm Company, Limited 牛奶有限公司

20 May,2015

Cover note for Trading Terms Agreement

Documents attached

1 2015 Trading Terms Agreement (with T&C)
2 2015 Other terms for 7-Eleven with PICS (if no other terms, only PICS)
3 Supplier Undertaking, Warranty and Indemnity letter

Note

Please check your product liability insurance policy and submit us with your valid copy to verify your continuation on insurance coverage. We will charge you on the DF corporate premium rate if such policy cannot be provided to us for those products that can be covered under the Hong Kong market.

Please return above documents duly signed before 07 June, 2015.

Thanks & Regards

5/F Devon House, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong.
Tel : +852 2299 1711 Fax : +852 2299 4711
Website : www.7-eleven.com.hk
A member of The Dairy Farm International Group

Dairy Farm

THE DAIRY FARM COMPANY, LIMITED 牛奶有限公司 ("DFCL")
TRADING TERMS AGREEMENT COMMENCING 2015 ("TT Agreement")

Supplier : HOTDEAL ASIA LIMITED
Account No. 14835 / 14836

Date : 18-May-2015

CONFIDENTIAL

Trading Terms herein ("TT") apply to : MANNINGS ☐ 7-ELEVEN ☑ WELLCOME ☐ MARKET PLACE by JASONS ☐ OLIVER'S THE DELICATESSEN ☐ THREESIXTY ☐

Apply from year : 2015 MANNINGS PLUS ☐ MANNINGS BABY ☐ Local ☑ Local Indent ☐ Oversea Indent ☐ JASONS · FOOD & LIVING ☐

TERMS DESCRIPTION	2014		2015	
SETTLEMENT TERMS (結算期限)	30 days from month end (based on scan sales)		30 days from month end (based on scan sales)	
SETTLEMENT DISCOUNT (結算優惠) (By monthly debit note)	Nil		Nil	
INVOICE TERMS (單面折扣) (off invoice)	17.00% on HK Retail Price		17.00% on HK Retail Price	
DISTRIBUTION ALLOWANCE (進倉費用) (By monthly debit note). No refund on distribution allowance for goods returned.	Nil		Nil	
PRIVATE LABEL / GROUP PROCUREMENT COMMISSION (自家品牌贊助) (Off Invoice)	Nil		Nil	
INCENTIVE REBATE (回佣) (By monthly debit note)	Nil		Nil	
TARGET REBATE (達標回佣) (By debit note at year end). Additional incentives may be negotiated by individual business unit.	Growth % (增長)	Additional % (額外佣金)	Growth % (增長)	Additional % (額外佣金)
	Nil	Nil	Nil	Nil
DISPLAY ALLOWANCE (陳列費用) (By monthly debit note)	Nil		Nil	
DAMAGED GOODS ALLOWANCE (壞貨折扣) (By monthly debit note)	Nil		Nil	
PILFERAGE ALLOWANCE (行竊損失津貼) (By monthly debit note)	Nil		Nil	
SPECIAL TERMS (特別條款)	Sale or Return		Sale or Return	

TERMS DESCRIPTION	2014	2015
Promotional Fund (推廣費用) (By monthly debit note)	Nil	Nil
Minimum Promotion Discount (on non-refundable basis) (最低推廣優惠) 7 Eleven : By monthly debit note Mannings : By monthly debit note Wellcome : Warehouse - Off invoice DSP - By Scan	Nil	Nil
New Store Support-Regular Store (新店舖贊助費用 - 普通店舖) (By monthly debit note)	Nil	Nil
New Store Support-Superstore (新店舖贊助費用 - 超級廣場) (By monthly debit note)	Nil	Nil
Full Refurbish Store Support (重新裝修店舖贊助費用) (By monthly debit note)	Nil	Nil

To be Continued - Terms & Conditions in next page

Initial by the signatory of the Supplier with its company chop	[signature] [chop: HOTDEAL ASIA LIMITED] HOTDEAL ASIA LIMITED

Mar 2015 Version

Terms & Conditions ("T & C")

1. Return of damaged, expired and/or non-sale stock for an agreed sales period and its handling process shall be agreed between the Supplier and the respective DFCL Business Unit (as defined hereinafter).
2. All discounts are based on gross invoice price. (所有折扣以單面價計算)
3. The TT Agreement will be effective from 1 January 2015 until such time that it is terminated, superseded or amended by written agreement signed by both the Supplier and DFCL. The TT Agreement will be applicable to all purchases by DFCL trading as Wellcome, Market Place by Jasons, Jasons/Jasons · Food & Living, Oliver's Delicatessen/Oliver's The Delicatessen, ThreeSixty, 7-Eleven, Mannings, Mannings Plus and Mannings Baby (regardless if it is in Hong Kong, Macau or otherwise) ("DFCL Business Units").
4. Promotional discounts driven by the Supplier's promotions shall be applicable across all DFCL Business Units.
5. All terms and conditions of the TT Agreement, specifications, data (personal and non-personal) and information provided by DFCL, Dairy Farm International Holdings Limited ("DFIHL"), their respective franchisees and concessionaires, subsidiaries and affiliates, their agents or authorized representatives ("Dairy Farm Group")(including those provided prior to signing of the TT Agreement) in connection with the transactions contemplated herein, and information about the Dairy Farm Group and its business operations and strategy which the Supplier becomes aware of through its dealing with the Dairy Farm Group (collectively "Information"), is confidential to and property of the Dairy Farm Group. The Supplier shall:
   (a) treat, and ensure its personnel treat, Information with the utmost confidence;
   (b) not disclose Information to any third parties or to people within the Supplier business except on a need-to-know basis or with the written consent of DFCL;
   (c) ONLY use Information in its capacity as a supplier, but not as a conduit/agent of the Dairy Farm Group, and shall not use Information for any purpose other than to perform its obligations under the TT Agreement; and
   (d) return Information to DFCL on demand immediately and confirm in writing to DFCL that it has not taken any unauthorized copies thereof (whether in written or digital form).

   The Supplier expressly acknowledges and agrees that the Dairy Farm Group reserves its absolute right to disclose the terms and conditions of the TT Agreement to any parties it deems appropriate.
6. DFCL may from time to time collect personal data of the Supplier and/or its employee(s), officers, agents, representatives, contractors and sub-contractors for the purposes set out in the PICS in Appendix 1 which shall be subject to amendments from time to time without notice given to the Supplier. The purposes include using the personal data for administering the Dairy Farm Group's policies, enforcing the contractual rights and obligations as necessary for fulfilling business needs which may involve disclosure and/or transfer of the personal data to third parties. The Supplier expressly acknowledges and agrees that it shall be bound by the PICS and any amendments thereon.
7. Notwithstanding the Contracts (Rights of Third Parties) Ordinance when it becomes effective and/or any comparable law in any jurisdiction, the TT Agreement is personal to and is made solely for the benefit of the parties to it and shall not create or give any rights to or purport to confer any benefits on any third parties whatsoever. The application of the Contracts (Rights of Third Parties) Ordinance and/or any comparable law in any jurisdiction giving to or conferring on third parties the right to enforce any term of the TT Agreement is expressly excluded and no terms of the TT Agreement are, or are intended to be, enforceable by any person not being a party to it. Notwithstanding the foregoing in this paragraph, third party rights under the TT Agreement shall be enforceable by an entity which, as at the time of enforcement, is a direct or indirect wholly-owned subsidiary of DFIHL in accordance with the Contracts (Rights of Third Parties) Ordinance and/or any comparable law in any jurisdiction. The rights of the parties to terminate, rescind, or agree any amendment, waiver, variation or settlement under or relating to the TT Agreement, or any term of the TT Agreement, are not subject to the consent of any third party (including DFIHL and/or any of the wholly-owned subsidiaries at all times). The term "subsidiary" shall have the same meanings as in section 15 of the Companies Ordinance (Chapter 622) as amended from time to time.
8. Both parties agree that the TT Agreement consists of TT, T & C together with PICS, Supplier undertaking, warranty and indemnity and other terms form (the trading terms of which is specific to the respective DFCL Business Units set out therein)(if any) set out in Appendix 1 and supersedes and cancels all respects to all previous agreements and undertakings, if any, between the parties with respect of the subject matter of the TT Agreement other than agreements in writing intended to vary the TT Agreement signed by both parties. The parties shall review the scope and manner of implementation of the TT Agreement to ensure compliance with the relevant legislation, ordinances, regulation, acts, guidelines and/or codes of practices (whether or not legally binding)("Laws") applicable to itself from time to time.
9. The TT Agreement shall be governed by the laws of the Hong Kong SAR and DFCL and the Supplier agree to submit to the exclusive jurisdiction of the courts of the Hong Kong SAR. In case of any discrepancies in terms and conditions of the TT Agreement between the English and Chinese versions, the English version shall always prevail.

The Dairy Farm Company, Limited 牛奶有限公司
Donna Poon Sales & Merchandising Director 7-Eleven

HOTDEAL ASIA LIMITED	Company Chop
Authorized Signature [Name]: [Title]:	

Appendix 1(2)

SUPPLIER UNDERTAKING, WARRANTY AND INDEMNITY LETTER

BY: SUPPLIER

Name	
Address	
Certificate of Incorporation No.	
BR Certificate No.	

TO: The Dairy Farm Company, Limited 牛奶有限公司 ("**DFCL**")

Definitions

Unless the context otherwise provides, all the definitions and rules of interpretation used in the trading terms agreement commencing 2015 entered into between the Supplier and DFCL shall be adopted herein.

For the purpose of this Letter:

a. '**Supplier**' refers to the person(s), company or trading entity identified herein;

b. '**Goods**' refers to products and/or services supplied by the Supplier to DFCL in respect of any purchase orders issued by DFCL and accepted by the Supplier;

c. '**Hong Kong**' refers to Hong Kong Special Administrative Region of the People's Republic of China; and

d. '**Promotional Tools**' refer to any promotional tools, materials and/or training provided to Dairy Farm Group in relation to the Goods.

1. In consideration of Dairy Farm Group agreeing to purchase Goods from the Supplier, in respect of any purchase orders issued by DFCL and accepted by the Supplier, the Supplier hereby warrants and undertakes as follows:

A. That all Goods supplied to Dairy Farm Group shall:

i. Be free from any defects due to faulty material or workmanship rendering them unmerchantable (whether or not any such defect is apparent on reasonable examination by Dairy Farm Group of samples of the Goods provided by the Supplier);

ii. Be of merchantable quality (within the meaning of the Sale of Goods Ordinance, Cap. 26, Laws of Hong Kong) and fit for any purpose held out by the Supplier or made known to the Supplier by Dairy Farm Group including, but not limited to, retail sale to, and use by, consumers;

iii. Not infringe or pass off the intellectual property rights of Dairy Farm Group and/or any other rights of a third party;

iv. Comply with all applicable statutory and regulatory requirements including, but not limited to all applicable consumer protection Laws, advertising Laws, product safety Laws, product recall Laws and/or fair trade practices Laws, and in particular, the Trade Descriptions Ordinance, Cap. 362 and Competition Ordinance, Cap 619, Laws of Hong Kong;

v. Be properly packed and secured in such manner as to enable them to be delivered to Dairy Farm Group in good saleable condition;

vi. Be manufactured, packaged, packed, marked, stored, handled, labelled and described in compliance with all applicable Laws including, but not limited to, Laws relating to quality, grade, weight and volume, fitness, efficiency, contents and purity, labelling, advertising, description, minimum durability, safety and the use of the Goods; and

vii. Be free and clear of encumbrances.

B. That the Supplier shall:

i. Comply with all Laws, including but not limited to the Trade Descriptions Ordinance and Competition Ordinance;

ii. Not engage in nor require Dairy Farm Group to engage in any activity, practice or conduct which would constitute an offence under any applicable Laws;

iii. Obtain and maintain all licences, permissions, authorisations, consents and permits needed to manufacture and supply the Goods to Dairy Farm Group and shall ensure that the Promotional Tools provided to Dairy Farm Group comply with all applicable Laws;

iv. Have and maintain in place its own policies and procedures ("Compliance Procedures") to ensure compliance with all applicable Laws and enforce them vigilantly, and provide such assistance and documents to Dairy Farm Group as may reasonably be required for Dairy Farm Group's compliance including but without limitation to the Trade Descriptions Ordinance and Competition Ordinance;

v. Provide evidence to Dairy Farm Group's reasonable satisfaction from time to time that the Compliance Procedures are properly set up, maintained and enforced;

vi. Inform Dairy Farm Group immediately in writing if the content, composition and/or the information on the packaging of the Goods have been changed or modified; and

vii. Effect and maintain a valid public/product liability insurance policy of an amount of not less than HK$39 million and shall produce documentary evidence of such insurance policy to Dairy Farm Group upon request.

C. To immediately notify Dairy Farm Group in writing if it becomes aware of any potential or actual breach of any Laws in relation to the Promotional Tools or Goods supplied (the "Non-Compliance") and provide reasonable assistance to Dairy Farm Group to handle the matter. Such assistance shall include providing relevant documents and data, refraining from making any comment or taking any action that might prejudice the position of Dairy Farm Group in its intended defence or case management strategy in relation to the Non-Compliance, refraining from making any admission to the enforcement agency or judicial authority without Dairy Farm Group's written consent, and collaborating with Dairy Farm Group to implement appropriate measures to ensure compliance with the Laws. The Supplier shall also provide such assistance in the event Dairy Farm Group becomes aware of any Non-Compliance;

D. In the event where:

i. any Goods are subject to a compulsory product recall in accordance with any applicable Laws, whether or not directed or mandated by any relevant competent authority; or

ii. Dairy Farm Group in good faith considers that any Goods should be recalled in the interests of Dairy Farm Group's customers and/or in order to preserve the goodwill and reputation of Dairy Farm Group,

the Supplier shall at its own cost:-

(a) co-operate with the relevant authorities and Dairy Farm Group in co-ordinating and effecting the recall of the Goods, including keeping Dairy Farm Group updated at all times during the product recall;

(b) at Dairy Farm Group's option, pick up the Goods from Dairy Farm Group's stores or other premises; and/or

(c) at Dairy Farm Group's option, replace the Goods or refund the price of the Goods which are subject to the product recall. The Supplier shall also provide any additional or alternative Promotional Tools due to the changes required at its own costs.

E. That bar-code numbers used in the labelling of the Goods supplied to Dairy Farm Group will be applied uniquely to one Good and that the said code number will not be applied to any other Good; that such bar-code numbers are approved by GS1 Hong Kong (formerly known as Hong Kong Article Numbering Association) or equivalent body in the country of origin of the Goods;

F. That the Supplier shall ensure compliance (and shall procure such compliance by its employees, officers, agents, representatives, contractors and sub-contractors etc.) with the obligations of this Letter at all times. For the avoidance of doubt, the Supplier remains fully liable for breach of this Letter, regardless of any such subcontracts; and

G. That the Supplier shall and shall ensure that its employees, officers, agents, representatives, contractors and sub-contractors shall abide by the following key elements of Dairy Farm Group Code of Conduct:

i. Illicit Payments: The Supplier (including its employees, officers, agents, representatives, contractors and sub-contractors) must not provide any bribe or other illicit payment to any person. This applies to any form of secret payment to any person.

ii. Favours: The Supplier (including its employees, officers, agents, representatives, contractors and sub-contractors) must not offer or procure any advantage as an inducement to or reward for showing or forbearing to show favour or disfavour to any person in relation to Dairy Farm Group's businesses.

iii. Conflict of Interest: The Supplier (including its employees, officers, agents, representatives, contractors and sub-contractors) must disclose to Dairy Farm Group, and obtain Dairy Farm Group's prior approval to, any involvement of Dairy Farm Group's employees or their family members in the Supplier's business as a shareholder, partner, consultant, agent or other interested party.

2. The Supplier shall indemnify and hold harmless Dairy Farm Group against all costs, claims, demands, liabilities, expenses, damages or loss (including but not limited to any direct, indirect or consequential losses, loss of profits for Dairy Farm Group, and all interest, fines, penalties and legal and other professional costs and expenses) whatsoever and howsoever incurred by Dairy Farm Group arising directly or indirectly from:

A. any breach of the warranties and undertakings referred to in Clause 1;

B. any claim made or investigation or prosecution against Dairy Farm Group for actual or alleged infringement of a third party's intellectual property rights;

C. any claim made by a third party or investigation or prosecution against Dairy Farm Group arising out of or in connection with the Dairy Farm Group's supply, possession, promotion, marketing, advertising of or other dealings with the Goods in the course of its business; and/or

D. any claim made against Dairy Farm Group by a third party for death, personal injury or damage to property arising out of or in connection with defective Goods, to the extent that the defect in the

Goods is attributable to the acts or omissions of the Supplier, its employees, officers, agents, representatives, contractors or sub-contractors.

3. The Supplier acknowledges and agrees that it shall be deemed as a "trader" under Section 2 of the Trade Descriptions Ordinance. The warranties and indemnity shall commence retrospectively from the date of the acceptance of any Goods by Dairy Farm Group (regardless if such date is prior to TT Agreement) or the date of this Letter, whichever is earlier. The warranties and indemnity by the Supplier are continuing and shall remain effective until the Supplier's performance of all obligations under this Letter.

4. The Supplier shall on the date of this Letter, and annually thereafter, certify to Dairy Farm Group in writing signed by an authorised representative of the Supplier, compliance with this Letter by the Supplier and all parties or persons associated with it. The Supplier shall provide such supporting evidence of compliance as Dairy Farm Group may reasonably request.

5. Notwithstanding the Contracts (Rights of Third Parties) Ordinance when it becomes effective and/or any comparable law in any jurisdiction, the TT Agreement is personal to and is made solely for the benefit of the parties to it and shall not create or give any rights to or purport to confer any benefits on any third parties whatsoever. The application of the Contracts (Rights of Third Parties) Ordinance and/or any comparable law in any jurisdiction giving to or conferring on third parties the right to enforce any term of the TT Agreement is expressly excluded and no terms of the TT Agreement are, or are intended to be, enforceable by any person not being a party to it. Notwithstanding the foregoing in this paragraph, third party rights under the TT Agreement shall be enforceable by an entity which, as at the time of enforcement, is a direct or indirect wholly-owned subsidiary of DFIHL in accordance with the Contracts (Rights of Third Parties) Ordinance and/or any comparable law in any jurisdiction. The rights of the parties to terminate, rescind, or agree any amendment, waiver, variation or settlement under or relating to the TT Agreement, or any term of the TT Agreement, are not subject to the consent of any third party (including DFIHL and/or any of the wholly-owned subsidiaries at all times). The term "subsidiary" shall have the same meanings as in section 15 of the Companies Ordinance (Chapter 622) as amended from time to time.

<u>Governing Law</u>

This Letter shall be governed by the laws of the Hong Kong and the Supplier hereby agrees to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

The Supplier herein signs this Letter as its agreement.

[Company Name of the Supplier] Signature	Company chop
[Name] [Title of signatory]	Date

[For partnership or small supplier (benchmark by each banner), consider the need for personal guarantee (with proper ongoing due diligence on the credit worthiness of the guarantor.)]

Appendix 1(I)

Personal Information Collection Statement ("PICS")

This PICS applies to all suppliers (each "the Supplier") of The Dairy Farm Company, Limited 牛奶有限公司 ("DFCL" or "we" or "us"). In the course of performing the functions/transactions contemplated in any trading terms agreement and/or other relevant agreements/documents ("Agreements"), the Supplier (itself or any of its employees, officers, agents, representatives, contractors and sub-contractors) may provide personal information to DFCL voluntarily and/or incidentally including without limitation to salutation, telephone number, email address and residential address ("Personal Information"). This PICS sets out how DFCL may collect, use and disclose Personal Information of the Supplier and/or its employees, officers, agents, representatives, contractors and sub-contractors. We comply with the requirements of the Personal Data (Privacy) Ordinance (Cap.486) in Hong Kong ("HK Privacy Ordinance") and the Macau Personal Data Protection Act (Law 8/2005) in Macau ("Macau Privacy Act").

If the Supplier provides any Personal Information to DFCL, it, and on behalf of any of its employees, officers, agents, representatives, contractors and sub-contractors, authorizes DFCL to collect, retain and use Personal Information about the Supplier for purposes which are directly related to the business of Dairy Farm International Holdings Limited, its subsidiaries and affiliates ("Dairy Farm Group") including but without limitation to:-

1. Handling and processing the transactions contemplated in the Agreements;
2. Administering internal policies, procedures and guidelines of the Dairy Farm Group;
3. Enforcing the contractual, legal and/or compliance rights and obligations of the Dairy Farm Group as necessary for fulfilling its business needs and operations;
4. Legal compliance; and
5. Any other purposes directly related or ancillary to the above purposes.

To facilitate the fulfillment of the above purposes, it may involve disclosure and/or transfer (whether in Hong Kong, Macau or in any other places/countries) of the Personal Information to any entity within the Dairy Farm Group, other third parties and/or third party services providers.

The Supplier further agrees that DFCL may disclose and transfer (whether in Hong Kong, Macau or in any other places/countries) the Personal Information to third party services providers engaged by the Dairy Farm Group to provide (a) data entry services, (b) database management services, (c) secure data disposal services, (d) other data processing services ("Third Party Service Providers"). These Third Party Service Providers are under a duty of confidentiality to the Dairy Farm Group and are only permitted to use Personal Information in connection with the purposes specified above, and not for their own purposes (including direct marketing).

When necessary, DFCL may also disclose and transfer (whether in Hong Kong, Macau or any other places/countries) Personal Information to its professional advisers, law enforcement agencies, insurers, government and regulatory and other organizations for purposes specified above.

DFCL may share aggregate data that does not allow the Supplier to be identified with third parties for various purposes (including marketing, advertising, research and statistical purpose), and may use the data for market data analysis.

The Supplier has the right to request access to and correction of its Personal Information held by DFCL. Request for access or correction of Personal Information should be made in writing to the relevant category manager who is handling the business account of the Supplier by email.

In accordance with the HK Privacy Ordinance and the Macau Privacy Act, DFCL reserves the right to charge the Supplier a reasonable fee for the processing of any data access or correction request.

DFCL may amend or update this PICS from time to time where DFCL deems necessary.

If the Supplier provides Personal Information about its employees, officers, agents, representatives, contractors and sub-contractors, it is requested to provide a copy of this PICS to such person(s) so that he/she is aware of his/her rights hereunder.